UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2022

MamaMancini’s Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-28629	27-0607116
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Branca Road, East Rutherford, NJ	07073
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 532-1212

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value per share	MMMB	NASDAQ

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

On June 28, 2020, MamaMancini’s Holdings, Inc. (the “Company”), a marketer and distributor of specialty pre-prepared all-natural foods signed a definitive agreement to acquire a 24 percent (24%) minority interest in Chef Inspirational Foods, Inc. (“CIF”), a leading developer, innovator, marketer and sales company selling fresh and frozen prepared foods, for an investment of $1.2 million, at an implied enterprise value for CIF of $5 million. The investment consists of $500,000 in cash and $700,000 in MamaMancini’s common stock.

The Company also was granted the option to purchase the remaining seventy-six percent (76%) interest in CIF within one year of June 28, 2022. The option purchase price is an additional $3.8 million, of which $3.5 million would be paid in cash and $300,000 in common stock, which would be paid within a two-year period from June 28, 2022.

Founded in 2008, CIF sells fresh and frozen prepared foods for the supermarket, club store, and distributor trade across the United States. The company’s specialty is the Deli Department for prepared salads, prepared entrees and olives, with a unique line of different artisan flavors and styles. CIF is based in West Palm Beach, Florida, and Long Island, NY.

SECTION 2 - FINANCIAL INFORMATION

Item 2.01 Completion of Acquisition or Disposition of Assets

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MamaMancini’s Holdings, Inc.

By:	/s/ Carl Wolf
Name:	Carl Wolf
Title:	Chief Executive Officer

Dated: June 30, 2022